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                         Hartford Capital Corporation         Exhibit 10v.

March 24, 2000

Board of Directors
Medcare Technologies, Inc.
1515 W. 22nd Street
Suite 1210
Oak Brook, IL 60523

Dear Sirs:

This letter is to confirm our understanding of the commitment of funds by Hartford Capital ("Hartford Capital") to Medcare Technologies, Inc. (the "Company") if certain events occur. Hartford Capital agrees to purchase common stock, par value $.001, of the Company from the Company at the then current stock market price upon the request of the Board of Directors of the Company following the occurrence of any of the following circumstances, and in the following amounts:

  - In the event of occurrence of an event occurring under Section 3(d)(iii) of the Series B Preferred Stock Certificate of Designation {the delisting call} which results in a demand for redemption of the Company's Series B Preferred Stock the Company may require Hartford Capital purchase enough common shares to fund any such redemption elected by Series B Preferred stockholders.

  - In the event of certain transactions (each a "Major Transaction"): (i) the consolidation, merger or other business combination of the Company, (ii) the sale or transfer of all or substantially all of the Company's assets or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, provided that such Major Transaction shall have occurred or have been the subject of a public announcement during the period beginning on May 18, 1999 and ending May 18, 2000, the Company may require Hartford Capital to purchase enough common shares from the Company to fund any such redemption of the Company's Series B Preferred elected by Series B Preferred stockholders.

The above commitment is only valid while there are any shares of Series B Preferred Stock outstanding. This commitment terminates upon the conversion into common stock of all the outstanding Series B Preferred Stock and is contingent upon the approval of the Company's Board of Directors.

Sincerely,
HARTFORD CAPITAL CORPORATION


By:   /s/ Harmel S. Rayat
    ------------------------
        Harmel S. Rayat